Exhibit 10.6

RESTRICTED UNIT AGREEMENT

(Three-Year “Cliff” Period of Restriction)

[Global Affiliate] (the “Global Affiliate”) confirms that, on [grant date] (the “Grant Date”), you [name] were granted [number] Restricted Units. Your Restricted Units are subject to the terms and conditions of the MetLife, Inc. 2015 Stock and Incentive Compensation Plan (the “Plan”) and this Restricted Unit Agreement (this “Agreement”), which includes the Award Agreement Supplement (the “Supplement”). Please note that the Supplement includes terms for forfeiture of your Restricted Units under some circumstances. Any payment due under this Agreement may be made by any one or more Affiliates (the “Paying Affiliate”).

Standard Terms.

(a) These terms are the “Standard Terms” and will apply to your Restricted Units except in so far as Sections S-2 (“Change of Status”), S-3 (“Change of Control”), or S-16 (“Restrictive Covenants”) apply.

(b) The Period of Restriction for your Restricted Units will begin on the Grant Date and end on the third anniversary of the Grant Date. Each of your Restricted Units will be due and payable in cash equal to the Closing Price on the last day of the Period of Restriction. Your Restricted Units will be due and payable at the time specified in Section S-8 (“Timing of Payment”).

IN WITNESS WHEREOF, the Global Affiliate has caused this agreement to be offered to you, and you have accepted this Agreement by the electronic means made available to you.